Exhibit 23.1

Lara Marambio & Asociados RIF.: J-00327665-0 Torre B.O.D., Piso 21 Av. Blandín, La Castellana Caracas 1060 - Venezuela Telf: +58(212) 206 8501 Fax: +58(212) 206 8870 www.deloitte.com/ve

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No 1 to the Registration Statement No. 333-217434 of CORPORACION ANDINA DE FOMENTO on Schedule B of the Securities Act of 1933 of our reports dated January 31, 2017 relating to the financial statements as of and for the years ended December 31, 2016, 2015 and 2014 of CORPORACION ANDINA DE FOMENTO and the effectiveness of CORPORACION ANDINA DE FOMENTO’s internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Information” and “Experts” in such Prospectus.

/s/ Deloitte

Caracas – Venezuela

June 9, 2017

Lara Marambio & Asociados. A member firm of Deloitte Touche Tomatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.